Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Fiscal 2009 First-Quarter Results

(Quarter Ended January 31, 2009)

Highlights

▪	Balance sheet remains strong with $8.7 million in cash and no debt
▪	Quarter-end cash position equates to $2.10 per outstanding share; increased to $2.19 as of February 24, 2009
▪	Gross margin rises to 51.3% from 50.3% for year ago
▪	Operating expense reduced by $568,000 from prior-year first quarter
▪	Economy’s adverse impact on U.S. hospital capital spending partially offset by strength in international markets

ST. PAUL, Minn. - (February 25, 2009) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal first quarter ended January 31, 2009.

For the 2009 first quarter, Angeion announced a net loss of $622,000, or $0.15 per diluted share, on revenues of $6.4 million. This compares to a 2008 first-quarter net loss of $675,000, or $0.17 per diluted share, on revenues of $7.5 million. Angeion’s 2009 first-quarter revenues decreased $501,000 from the 2008 first quarter due to the previously announced conclusion of a customer’s nonrecurring clinical trial program. Additionally, first-quarter revenue was severely impacted by lower capital spending in hospitals due to the overall economic downturn.

While fiscal 2009 first-quarter revenues decreased by $1.1 million from fiscal 2008 first-quarter revenues of $7.5 million, Angeion’s net loss improved by $53,000, or $0.02 per diluted share. This gain stemmed from stronger gross margin and significantly lower operating expenses resulting from cost-reduction initiatives implemented throughout fiscal 2008.

The Company’s gross margin rose to 51.3 percent in the fiscal 2009 first quarter, up from 50.3 percent in the year-ago period. The increase was primarily due to a slightly improved mix of higher-margin service revenue.

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“Like the majority of companies, we’re experiencing the challenges of today’s global economic environment. Slowdowns in hospital orders, delayed capital projects, and cuts in capital and operating budgets, resulted in softer-than-anticipated top-line performance,” said Rodney A. Young, Angeion’s President and Chief Executive Officer. “The economy’s impact was especially felt in our domestic hospital market, where established and financially sound medical centers postponed implementing their capital purchases. That said, we are keenly focused on those activities that we can control, including prudent management of operating expenses, improving margins and maximizing our opportunity within our international markets.”

“We’re encouraged that our international market delivered year-over-year growth of 4.0 percent. We believe this is a direct result of the experienced international distribution partners we have supporting Angeion’s Medical Graphics product line. For our international markets we are developing small, more affordable products, as well as providing targeted programs and marketing support,” stated Young.

A reconciliation of GAAP basis net loss to a pro-forma cash basis follows:

$000s	Q1, FY2009	Q1, FY2008
GAAP basis net loss	$(622)	$(675)
Depreciation and amortization expense	293	306
Stock-based compensation expense	182	111
Pro-forma Cash basis net loss	$(147)	$(258)

As indicated by the table, for the three month period ended January 31, 2009, the Company generated a small pro-forma cash basis net loss of $147. This compares favorably to the loss generated in the same quarter last year of $258.

From a cash flow statement perspective, Angeion reported $424,000 in negative operating cash flow in the first quarter of fiscal 2009 due to the net loss for the period, partially offset by the add back of non-cash expenses. Cash on hand at January 31, 2009, was $8.7 million, compared to $6.5 million at the end of the fiscal 2008 first quarter. Cash on hand at February 24, 2009 was $9.0 million. The Company has no debt.

“With a strong cash position, we are exploring several opportunities to enhance performance and expand our capabilities,” said Young.

Looking Ahead For 2009 And Beyond

According to Young, Angeion’s strategy is to drive revenue growth and improve profitability in both its U.S. and international markets. These strategic priorities remain unchanged and reflect the Company’s focus on investing for growth and profitability despite the challenging economic times. Specifically, Angeion’s goals are to:

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▪	Continue to drive expansion into international markets—which, excluding non-recurring clinical research business in the fiscal 2008 first quarter, increased on a year-over-year basis by 4.0 percent;
▪

Launch additional new products, beyond the successful 2009 first-quarter introduction of the Company’s new and improved CCM-Express. This improved version positions the CCM-Express not only for critical care management, but for cardiology, oncology and other significant markets;

▪	Pursue continued acceptance of New Leaf health and fitness products with strong business partnerships such as the one currently in place with Garmin Ltd.;
▪

Drive market awareness of New Leaf products through trade show participation and other marketing activities. New Leaf will be exhibiting at the International Health, Racquet & Sportsclub Association (IHRSA) convention and tradeshow being held in San Francisco on March 17-19 at booth 124;

▪	Enhance the Company’s international distribution channel—recent expansion includes new distribution relationships in Canada, Europe and China;
▪	Complete the roll-out of a newly established technology sharing and co-distribution relationship with a European diagnostic equipment company; and
▪	Continue cost-management initiatives to further increase gross margins and lower operating expenses. This will be a high priority as the Company aggressively works to weather the economic downturn.

In addition, as we announced in our fourth quarter fiscal 2008 press release, the Company has developed a market-focused approach to leverage the strength of its MedGraphics brand and worldwide selling and distribution capability. Specifically, the Company has held discussions with various potential product and technology partners. We are continuing to look at a number of these opportunities, but currently have no agreements or understandings with any of these third parties.

Concluded Young, “For almost three decades customers have demonstrated great acceptance and confidence in our global brands, and we are confident this will continue. We believe that with our 24/7 market vigilance and agile approach to customer preferences and market trends, we will successfully navigate through the current environment. Moreover, Angeion’s leading-edge products, technologies and programs, experienced team, distribution channels, overall market presence, and balance sheet, position us to thrive when the inevitable economic rebound arrives.”

Investor Conference Call

Angeion will hold an investment community conference call today, Wednesday, February 25, 2009, beginning at 4:00 p.m. CST. Rodney Young, President and CEO and William J. Kullback, SVP and CFO, will review first-quarter performance and discuss the company’s strategies. To join the conference call, dial #: 1-800-218-2913 (international 1-303-262-2175). A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CST on Tuesday, March 3, 2009. To access the replay, dial 1-800-405-2236 (international 1-303-590-3000) and enter passcode: 11126547#.

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About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market, (3) our ability to successfully operate our business including our ability to develop, improve, and update our cardiorespiratory diagnostic products and successfully sell these products under the MedGraphics and New Leaf Fitness brand names into existing and new markets, (4) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop, (5) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers, (6) our ability to effectively manufacture and ship products in required quantities to meet customer demands, (7) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products, (9) our ability to defend our intellectual property, (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures, and (11) our dependence on third-party vendors.

Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2008.

Contact:	William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

-- Financials Follow --

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended January 31,
	2009	2008
Revenues
Equipment and supply sales	$5,570	$6,632
Service revenue	861	877
	6,431	7,509
Cost of revenues
Cost of equipment and supplies	3,048	3,615
Cost of service revenue	81	116
	3,129	3,731

Gross margin	3,302	3,778

Operating expenses:
Selling and marketing	1,798	2,371
General and administrative	1,154	1,318
Research and development	787	618
Amortization of intangibles	182	182
	3,921	4,489

Operating loss	(619)	(711)
Interest income	4	63

Loss before taxes	(615)	(648)
Provision for taxes	7	27

Net loss	$(622)	$(675)

Loss per share – basic
Net loss per share	$(0.15)	$(0.17)

Loss per share – diluted
Net loss per share	$(0.15)	$(0.17)

Weighted average common shares outstanding
Basic	4,101	4,089
Diluted	4,101	4,089

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

January 31, 2009 and October 31, 2008

(in thousands except share and per share data)

	January 31, 2009	October 31, 2008
Assets
Current assets:
Cash and cash equivalents	$8,673	$9,047
Accounts receivable, net of allowance for doubtful accounts of $181 and $283, respectively	5,500	5,446
Inventories, net of obsolescence reserve of $704 and $597, respectively	5,095	5,143
Prepaid expenses and other current assets	213	292
Total current assets	19,481	19,928

Property and equipment, net of accumulated depreciation of $3,009 and $2,897, respectively	849	937
Intangible assets, net	1,919	2,100
Total Assets	$22,249	$22,965

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,527	$1,544
Employee compensation	1,123	1,288
Deferred income	1,425	1,531
Warranty reserve	155	157
Other current liabilities and accrued expenses	351	380
Total current liabilities	4,581	4,900

Long-term liabilities:
Long-term deferred income	758	789
Total Liabilities	5,339	5,689

Shareholders’ equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,195,078 and 4,166,457 shares issued and 4,120,411 and 4,091,790 shares outstanding in 2009 and 2008, respectively	412	409
Additional paid-in capital	21,209	20,956
Accumulated deficit	(4,711)	(4,089)
Total shareholders’ equity	16,910	17,276
Total Liabilities and Shareholders’ Equity	$22,249	$22,965

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended January 31,
	2009	2008
Cash Flows From Operating Activities:
Net loss	$(622)	$(675)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	293	306
Stock-based compensation	182	111
Increase in inventory obsolescence reserve	107	—
Decrease in allowance for doubtful accounts	(102)	(8)
Changes in operating assets and liabilities:
Accounts receivable	48	1,706
Inventories	(59)	(435)
Prepaid expenses and other current assets	79	86
Accounts payable	(17)	(565)
Employee compensation	(165)	(691)
Deferred income	(137)	(132)
Warranty reserve	(2)	(47)
Other current liabilities and accrued expenses	(29)	4
Net cash used in operating activities	(424)	(340)

Cash Flows From Investing Activities:
Purchase of property and equipment and intangible assets	(24)	(108)
Net cash used in investing activities	(24)	(108)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock under employee stock purchase plan	11	11
Proceeds from the exercise of stock options Net cash provided by financing activities	63	—
Net cash provided by financing activities	74	11

Net decrease in cash and cash equivalents	(374)	(437)

Cash and cash equivalents at beginning of period	9,047	6,908

Cash and cash equivalents at end of period	$8,673	$6,471

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